Exhibit 5.1

Sullivan & Worcester Tel Aviv 28 HaArba’a St. HaArba’a Towers North Tower, 14th Floor Tel-Aviv, Israel	+972-747580480 sullivanlaw.com

August 14, 2026

To: IceCure Medical Ltd.

7 Ha’Eshel St., PO Box 3163

Caesarea, 3079504 Israel

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as Israeli counsel for IceCure Medical Ltd., an Israeli Company (the “Company”) in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company on the date hereof with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of an additional 2,500,000 of the Company’s ordinary shares, no par value per share (“Shares”), issuable under the IceCure Medical Ltd. 2024 Employee Equity Incentive Plan (the “Plan”).

In connection herewith, we have examined the originals, or photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement to which this opinion is attached as an exhibit; (ii) a copy of the amended and restated articles of association of the Company (the “Articles”), as currently in effect; (iii) resolutions of the Board of Directors of the Company which relate to the Registration Statement and the Plan; and (iv) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. We have also made inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, confirmed as photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company. In addition, we have assumed that the Shares and any equity awards that provide for the acquisition thereof will be granted in accordance with the Plan and the Articles.

We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of the State of Israel and have not, for the purpose of giving this opinion, made any investigation of the laws of any other jurisdiction than the State of Israel.

Sullivan & Worcester Tel Aviv 28 HaArba’a St. HaArba’a Towers North Tower, 14th Floor Tel-Aviv, Israel	+972-747580480 sullivanlaw.com

Based upon and subject to the foregoing, we are of the opinion that the Shares issuable under the Plan have been duly authorized and, when issued and paid for in accordance with the terms of the Plan and applicable option grant, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm wherever appearing in the Registration Statement in connection with Israeli law. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the SEC promulgated thereunder or Item 509 of the SEC’s Regulation S-K under the Securities Act.

Very truly yours,

/s/ Sullivan & Worcester Tel Aviv (Har-Even & Co.)
SULLIVAN & WORCESTER TEL AVIV (Har-Even & Co.)